                                                                  CONFORMED COPY

                            Dated 15th December, 1998







                                    EMAP PLC

                                   AS BORROWER
                        THE LENDERS LISTED IN SCHEDULE 1

                                BARCLAYS CAPITAL

                          DEN DANSKE BANK AKTIESELSKAB
                             DEUTSCHE BANK AG LONDON
                                  AS ARRANGERS

                                BARCLAYS BANK PLC

                                    AS AGENT

                     ---------------------------------------

                                 LOAN AGREEMENT

                pound sterling 360,000,000 BRIDGING Loan Facility

                     ---------------------------------------






For EMAP PLC                                        For the LENDERS
SLAUGHTER AND MAY                                   Allen & Overy

35 BASINGHALL STREET                                One New Change
LONDON  EC2V 5DB                                    London EC4M 9QQ

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58


                                    CONTENTS

CLAUSE                                                                PAGE


1. INTERPRETATION                                                        1
2. THE FACILITY                                                         11
3. THE LENDERS                                                          12
4. REIMBURSEMENT OF INITIAL EXPENSES                                    12
5. AUTOMATIC CANCELLATION                                               13
6. ADVANCE OF FUNDS                                                     13
7. INTEREST ON ADVANCES                                                 14
8. REPAYMENT OF ADVANCES                                                15
9. MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES                     15
10. CHANGES OF CIRCUMSTANCES                                            17
11. PAYMENTS                                                            20
12. LATE PAYMENT                                                        22
13. SHARING AMONG LENDERS                                               23
14. REPRESENTATIONS                                                     24
15. INFORMATION COVENANTS                                               26
16. GENERAL COVENANTS                                                   26
17. EVENTS OF DEFAULT                                                   28
18. EVIDENCE AND CERTIFICATES                                           31
19. NOTICES                                                             32
20. ASSIGNMENT                                                          33
21. WAIVERS AND AMENDMENTS                                              34
22. THE AGENT, THE ARRANGERS AND THE LENDERS                            35
23. MISCELLANEOUS                                                       39

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24. LAW                                                                 40
SCHEDULE 1 LENDERS AND COMMITMENTS                                      42
SCHEDULE 2 CONDITIONS PRECEDENT                                         43
SCHEDULE 3 FORM OF ADVANCE REQUEST                                      45
SCHEDULE 4 COSTS RATE                                                   47
SCHEDULE 5 FORM OF LEGAL OPINION FROM LENDERS' ADVISER                  49
SIGNATURES                                                              52

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THIS AGREEMENT is made the 15th day of December, 1998
BETWEEN:

1. EMAP PLC, a company incorporated in England (number 43580), of 1 Lincoln Court, Lincoln Road, Peterborough PE1 2RF as borrower;

2. THE LENDERS listed in Schedule 1, as lenders;

3. BARCLAYS BANK PLC, as agent; and

4. BARCLAYS CAPITAL, DEN DANSKE BANK AKTIESELSKAB and DEUTSCHE BANK AG LONDON, as arrangers.

BACKGROUND

At the request of the Borrower, the Lenders are willing to provide a bridging loan facility of up to pound sterling 360,000,000 to the Borrower on the terms of this Agreement.

The parties agree as follows:

             1.   INTERPRETATION

             1.1  DEFINITIONS

         In this Agreement:
         "ADVANCE" means the advance made, or to be made, under Clause 6.

         "ADVANCE DATE" means the date, or proposed date, of the Advance.

         "ADVANCE REQUEST" means a request signed by one Authorised Signatory of the Borrower for the Advance, substantially in the form set out in
         Schedule 3.

         "AFFILIATE", in relation to any person, means a Subsidiary of that person, a Holding Company of that person or another Subsidiary of that Holding Company.

         "AGENT" means Barclays Bank PLC in its capacity as agent for the Lenders, acting through its office at 5 The North Colonnade, Canary Wharf, London E14 4BB or any other office which it may notify to the Borrower and the Lenders. If there is a change of Agent in accordance with Clause 22.9, "AGENT" will instead mean the new Agent appointed under that Clause.

         "ARRANGERS" means Barclays Capital, Den Danske Bank Aktieselskab and Deutsche Bank AG London in their capacity as arrangers of the Facility.

         "AUTHORISED SIGNATORY" means any person authorised to sign documents on behalf of the Borrower by virtue of a resolution of the Treasury Committee of the Borrower, a certified copy of which has been delivered to the Agent. A

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         person will cease to be an Authorised Signatory upon notice by the appointing party to the Agent.

         "BORROWED MONIES INDEBTEDNESS" of any person means, without double counting:

         (A) the principal amount of all indebtedness of that person for borrowed money,

         (B) the principal amount of all indebtedness under any acceptance credit opened on behalf of that person, or in relation to any letter of credit issued for the account of that person,

         (C) the aggregate principal amount advanced under any bills of exchange for which that person is liable,

         (D) the principal amount of all indebtedness of that person under any bond, debenture, note or similar instrument,

         (E) the nominal value of share capital in that person to the extent that such share capital is redeemable prior to the date falling two years after the Maturity Date,

         (F) the net termination value of currency hedging transactions which have the commercial effect of converting Borrowed Monies Indebtedness or Cash Investments from one currency to another currency,

         (G) all payment obligations of that person under any finance lease or deferred purchase price of assets where such deferral was for the purpose of procuring financial accommodation,

         (H) the face amount of any receivables sold or discounted (other than on a non recourse basis),

         (I) all liabilities of that person (actual or contingent) under any guarantee, bond, security, indemnity or other agreement in respect of any Borrowed Monies Indebtedness of any other person, and

         (J) any transaction having the commercial effect of a borrowing and classified as a borrowing for the purpose of GAAP,

         all determined in accordance with GAAP but excluding Borrowed Monies Indebtedness and indebtedness incurred by the Borrower to any of its Subsidiaries or Subsidiary Undertakings or by any of its Subsidiaries or Subsidiary Undertakings to any member of the Group.

         In the case of Borrowed Monies Indebtedness in currencies other than sterling, the relevant amount shall be the sterling equivalent thereof on the relevant date.

         "BORROWER" means EMAP plc.

         "BREAKAGE AMOUNT" means in relation to a Lender's participation in the Advance an amount equal to (a) the principal of that Lender's participation in that Advance plus (b) interest accrued on the Advance (or relevant part thereof) to the last day of the then current Interest Period discounted at such normal commercial rates applicable at the time notice of prepayment is given by the Borrower for deposits of an amount and currency equal to the Advance plus interest accrued thereon (or relevant part thereof) for the period from the time of prepayment to the last day of the then current Interest Period as the relevant Lender may reasonably determine.

         "BUSINESS DAY" means a day (other than a Saturday or a Sunday) on which banks are open for general interbank business in London.

         "CASH INVESTMENTS" means:

         (a)       cash (including cash with banks);

         (b) bank deposits maturing within 12 months and money at call with banks provided in each case that such banks have debt securities outstanding with ratings at least as high as those specified in item (d) below;

         (c) amounts maturing within 12 months represented by certificates of deposit and for tax deposit made with the Inland Revenue; and

         (d) the market value of debt securities (1) for which a recognised market exists, (2) in respect of which a price is ascertainable, (3) which have a maturity of up to 12 months,
                   (4) which are not encumbered in any way and (5) which have either (i) a short term rating of at least 'A1' from Standard & Poors or IBCA or 'P1' from Moodys or (ii) a long term rating of at least 'A-' from Standard & Poors or IBCA or 'A3' from Moodys or (iii) equivalent long or short term ratings from other recognised rating agencies, of the Group which are held in, or freely transferable back to, the United Kingdom and readily available.

         "CLEAN-UP DATE" means a date falling 180 days from the Unconditional Date.

         "COMMITMENT" means in relation to a Lender the amount set out opposite its name in Schedule 1.

         "CONSOLIDATED EARNINGS BEFORE INTEREST AND TAX" means the consolidated earnings of the Group attributable to the specified period before exceptional and extraordinary items (which will include acquisition restructuring costs), the amortisation of goodwill, taxation, minority interests, interest payable and receivable and any element attributable to interest comprised in payments to lessors (or from lessees) under finance leases or to hirers (or from customers) under hire-purchase agreements all determined in accordance with GAAP.

         "CONSOLIDATED NET WORTH" means the aggregate of the amounts paid-up or credited as paid-up on the Borrower's issued share capital and the amount of the consolidated capital and revenue reserves of the Group (including any share premium account, capital redemption reserve and any credit balance on the consolidated profit and loss account of the Group) all as shown by the consolidated balance sheet and consolidated profit and loss account of the Group as at the date of the Latest Annual Accounts, but after adjusting for GAAP and after:

         (a) deducting any debit balance on such consolidated profit and loss account;

         (b) deducting goodwill (including goodwill arising on consolidation) and other intangible assets but excluding from such deduction any goodwill arising on acquisitions after 31st March, 1998 and all acquired publishing rights, titles, exhibitions and licences;

         (c) deducting all amounts attributable to minority interests in the Borrower's Subsidiaries and Subsidiary Undertakings;

         (d) deducting any sums set aside for taxation (other than deferred taxation) to the extent that such sums are not provided for therein;

         (e) deducting any amounts distributed or proposed to be distributed (except to any member of the Group by any of the Borrower's Subsidiaries or Subsidiary Undertakings) out of profits accrued prior to the date of such consolidated balance sheet, to the extent that such distribution is not provided for therein;

         (f) making such adjustments during any financial year as may be appropriate to reflect any addition to the Borrower's share capital since the date of such Latest Annual Accounts. For these purposes, any unissued shares in the Borrower which have been unconditionally underwritten at the date of the determination and scheduled to be issued within 60 days will be treated as having been issued; and

         (g) deducting any amounts attributable to upward revaluation of any assets after 31st March, 1998 other than as a result of a bona fide revaluation of such assets, all determined in accordance with GAAP.

         "COSTS RATE" means a rate per annum determined by the Agent and notified to the Borrower. This rate will be applied to an outstanding amount for a particular period. It will be calculated in accordance with Schedule 4.

         "ENCUMBRANCE" means any mortgage, charge, pledge or lien or security interest or any other arrangement having the effect of conferring security including, without limitation, retention of title arrangements.

         "EVENT OF DEFAULT" has the meaning given in Clause 17.

         "FACILITY" means the loan facility provided by this Agreement.

         "FINANCIAL INDEBTEDNESS" means (without double-counting) any indebtedness in respect of:

         (a)      borrowed money;

         (b)      any bond, debenture, note or similar instrument;

         (c)      any acceptance credit;

         (d) the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment was arranged primarily as a method of raising finance or financing the acquisition of that asset;

         (e) any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

         (f) receivables sold or discounted (other than on a non-recourse basis);

         (g) any amount raised under any other transaction having the commercial effect of borrowing money and classified as a borrowing for GAAP;

         (h) any currency or interest rate swap or forward exchange contract, floor, cap or collar arrangement or other derivative instrument, and the amount of indebtedness in respect of the transaction will be the net exposure (meaning the amount payable by the party liable thereunder on termination or closing out of such arrangements as determined on a mark to market basis) of the relevant member of the Group; and

         (i) any guarantee, indemnity or similar assurance against financial loss of any person.

         "GAAP" means accounting principles generally accepted and adopted in the United Kingdom as at 31st March, 1998.

         "GROUP" means the Borrower, its Subsidiaries and Subsidiary
         Undertakings.

         "HOLDING COMPANY" has the meaning described in section 736 of the Companies Act 1985.

         "INSTRUCTING GROUP" means, at any time, all the Lenders.

         "INTEREST PERIOD" means each period determined in accordance with Clause 7.

         "LATEST ANNUAL ACCOUNTS" means the annual audited consolidated accounts of the Borrower for the year ended 31st March, 1998.

         "LENDER" means a lender listed in Schedule 1 acting through the office appearing under its name on the signature pages or any other office which it may notify to the Agent by not less than 5 Business Days' notice. The expression also includes a successor in title to a Lender.

         "LIBOR" means in relation to the Advance or unpaid sum, on any day, the rate per annum determined by the Agent to be equal to:-

         (i) the rate per annum quoted at or about 11.00 a.m. on the Quotation Date for such period on Telerate Page 3750 for such period or, if such page or service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying British Bankers Association Interest Settlement Rates for sterling as the Agent, after consultation with the Borrower, shall select, provided that, if no such rate appears on the relevant page for deposits in sterling and/or of the specified term, LIBOR shall be determined in accordance with the provisions of paragraph (ii) below; or

         (ii) in any other case, (including any case where the proviso to paragraph (i) above applies) the arithmetic mean (rounded upwards to four decimal places) of the respective rates per annum notified to the Agent by the Reference Banks as the rate at which it is offering deposits in sterling for the specified term to prime banks in the London Interbank Market at or about
                  11.00 a.m. on the Quotation Date for such period, and, for the purpose of this definition, "SPECIFIED TERM" means the period in respect of which LIBOR falls to be determined.

         "LOAN" means the aggregate of the principal amount borrowed and not repaid under the Facility.

         "MATERIAL ADVERSE EFFECT" means any matter having a material adverse effect on the ability of the Borrower to comply with its payment obligations under this Agreement.

         "MATERIAL SUBSIDIARY" means any Subsidiary or Subsidiary Undertaking of the Borrower whose gross assets, net worth or earnings before interest and tax (as determined in accordance with GAAP) exceeds 5 per cent. of the consolidated gross assets of the Group (determined in accordance with GAAP), the Consolidated Net Worth or, as the case may be, the Consolidated Earnings Before Interest and Tax.

         "MATURITY DATE" means the day falling 50 days after the date of this Agreement.

         "OFFER" means the tender offer for the Petersen Shares made or to be made by the Borrower (or on its behalf) as such offer may from time to time be amended, extended, added to, revised, renewed or waived.

         "OFFER DOCUMENT" means the documents to be sent by or on behalf of the Borrower to shareholders in Petersen in respect of the Offer.

         "PERMITTED ENCUMBRANCE" means:

         (a) liens arising solely by operation of law or in the ordinary course of business and any agreement for retention of title to goods arising in the ordinary course of business;

         (b) rights of set-off arising by operation of law or in the ordinary course of trade or under pooling and netting arrangements entered into by a member of the Group with banks and other financial institutions in the ordinary course of its business;

         (c) all Encumbrances over or affecting any property where such property is acquired by any member of the Group after the date of this Agreement, but only if (i) such Encumbrance was not created in contemplation of such acquisition and (ii) the principal amount thereby secured has not been increased in contemplation of, or since the date of, such acquisition;

         (d) all Encumbrances over or affecting any property of any company or other legal entity which becomes a Subsidiary or Subsidiary Undertaking of the Borrower after the date hereof, where such Encumbrance is created prior to the date on which such company or other legal entity becomes a Subsidiary or Subsidiary Undertaking of the Borrower but only if (i) such Encumbrance was not created in contemplation of such company or legal entity becoming a Subsidiary or Subsidiary Undertaking of the Borrower and (ii) the principal amount thereby secured has not been increased in contemplation of, or since the date of, such company or other legal entity becoming a Subsidiary or Subsidiary Undertaking of the Borrower;

         (e) any Encumbrance which the Agent (acting on the instructions of the Instructing Group) has at any time agreed shall be a Permitted Encumbrance;

         (f) any Encumbrance the principal amount secured by which does not exceed 10 per cent. of the Consolidated Net Worth at the time of vesting created over an asset within 30 days of the acquisition thereof for the purpose of securing indebtedness incurred to acquire and/or develop such asset;

         (g) any Encumbrance securing Borrowed Monies Indebtedness incurred by a member of the Group for the financing of a specific project or projects where no other member of the Group has any liability, actual or contingent, in any way related to such Borrowed Monies Indebtedness. This exception will, however, only apply if the Encumbrance is created on an asset of the relevant project and remains confined to that asset;

         (h) any Encumbrance arising pursuant to an order of attachment, distraint, garnishee or injunction restraining disposal of assets or similar legal process (in respect of assets having a value, in aggregate, of not more than pound sterling 5,000,000) arising in connection with court proceedings being contested by the relevant member of the Group in good faith with a reasonable prospect of success, provided that when aggregated with the amount of all the assets secured by all other Encumbrances falling within this paragraph (i) the aggregate amount does not exceed 10 per cent. of the Consolidated Net Worth;

         (i) any Encumbrance (the "REPLACEMENT ENCUMBRANCE") created to replace or renew or in substitution for any Encumbrance (the "OLD ENCUMBRANCE") granted by a member of the Group referred to in paragraph (c) or (d) above (whether upon a refinancing or otherwise) where the Replacement Encumbrance is granted in respect of the same asset as the Old Encumbrance and does not secure an amount in excess of the amount secured on the Old Encumbrance; and

         (j) any Encumbrance (not falling within paragraphs (a) to (i) above) the principal amount secured by which, when aggregated with the principal amount secured by all other Encumbrances falling within this paragraph (j), does not exceed 10 per cent. of the Consolidated Net Worth;

         "PETERSEN" means The Petersen Companies, Inc.

         "PETERSEN GROUP" means Petersen and its Subsidiaries and Subsidiary Undertakings.

         "PETERSEN SHARES" means the existing issued and fully paid-up shares in Petersen and any further shares in Petersen allotted or issued after the date hereof (including, for the avoidance of doubt, both shares allotted or issued as a result of the exercise of options granted under any share schemes existing in respect of shares in Petersen and such options themselves).

         "POTENTIAL EVENT OF DEFAULT" means an event or state of affairs which is mentioned in Clause 17 but which has not become an Event of Default because a period has not elapsed and/ or a notice has not been given.

         "PRESS RELEASE" means the press release issued by the Borrower or on its behalf on announcement of the Offer and the Rights Issue.

         "QUALIFYING BANK" means a bank for the purposes of section 349 Income and Corporation Taxes Act 1988.

         "QUOTATION DATE" in relation to any period for which an interest rate is to be determined hereunder means the first day of the relevant Interest Period.

         "REFERENCE BANKS" means, initially, the principal London offices of Barclays Bank PLC, Den Danske Bank Aktieselskab and Deutsche Bank AG London. The Agent, following consultation with the Borrower and the Lenders, may replace a "REFERENCE BANK" with another Lender or an Affiliate of a Lender. This replacement will take effect when notice is delivered to the Borrower and the Lenders. The Agent shall be obliged to seek a replacement for a Reference Bank if it no longer has a Commitment.

         "RESERVATIONS" means (i) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, (ii) the limitation of validity and/or enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, (iii) the time barring of claims under the Limitation Acts, (iv) defences of set-off or counterclaim and similar principles, (v) where a party to this Agreement is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion reasonably or be required to hold that opinion on reasonable grounds, (vi) any determination or certificate made or given pursuant to any provision of this Agreement which provides for such determination or certificate to be shown to have been incorrect, unreasonable, or arbitrary or not to have been given or made in good faith, (vii) if an English court were to construe any provision of this Agreement as being in the nature of a penalty, such provision would not be held to be valid and binding, (viii) the award of enforcement costs is a discretionary remedy and (ix) undertakings to pay stamp duty may be void under the Stamp Act 1891.

         "RIGHTS ISSUE" means the offer of shares in the Borrower by way of rights to existing holders of shares as described in the Shareholders Circular.

         "SHAREHOLDERS CIRCULAR" means the circular to be sent by the Borrower or on its behalf to its shareholders in connection with the Offer and the Rights Issue.

         "SUBSIDIARY" has the meaning described in section 736 of the Companies Act 1985.

         "SUBSIDIARY UNDERTAKING" has the meaning described in section 258 of the Companies Act 1985.

         "TOTAL COMMITMENTS" means the aggregate of the Commitments of all the Lenders.

         "UNCONDITIONAL DATE" means the date on which each of the conditions of the Offer has been fulfilled or, alternatively, waived and the Offer is declared unconditional in all respects.

         "UNDERWRITING AGREEMENT" means the Agreement between the Borrower and
         J. Henry Schroder & Co. Limited and Bankers Trust International PLC (trading as B.T. Alex Brown International) under which J. Henry Schroder & Co. Limited and Bankers Trust International PLC underwrite the Rights Issue.

         1.2      INTERPRETATION OF CERTAIN REFERENCES

         Unless a contrary intention is indicated:

                (A) References to Clauses and Schedules are to Clauses of, and the Schedules to, this Agreement. References to paragraphs are to paragraphs in the same Clause.

                (B) References to other documents include those documents as they may be amended in the future.

                (C)        References to times are to London time.

                (D) References to assets are to present and future assets and include revenues.

                (E) References to "pound sterling" AND to "sterling" are to the lawful currency of the United Kingdom.

                (F) References to fees or expenses include any value added tax on those fees or expenses.

                (G) References to a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation.

         1.3      HEADINGS

         All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

         1.4      CALCULATIONS

         Interest and commitment fees will be calculated using the following formula:

                                  I = D x R x A
                                  -------------
                                        Y
         where:

                  I        = the interest or commitment fee accrued

                  D = the number of days in the period for which the interest or commitment fee is to be calculated, including the first day but excluding the last day unless it is market practice in the London inter-bank market to do otherwise when market-practice shall prevail

                  R = the rate of interest or commitment fee, expressed as a fraction

                  A = the amount on which interest or commitment fee is being calculated

                  Y        = 365


         Interest and commitment fee will be treated as accruing uniformly over each period on a daily basis. In some cases, "R" or "A" may change during a period for which the interest or commitment fee is to be calculated. In those cases the interest or commitment fee will be calculated for successive periods and then aggregated. These successive periods will be the periods during which "R" and "A" were constant.

         1.5        REIMBURSEMENTS

         If a party wishes to claim reimbursement of any amount to which it is entitled, it will deliver a demand to the reimbursing party. This will set out the losses, expenses or other amounts to be reimbursed. It must also specify the currency of reimbursement. The reimbursing party agrees to pay those amounts to the party entitled to them no later than five Business Days after the delivery of the demand to the reimbursing party. Where there is an outstanding Event of Default, payment will instead be due on delivery of this demand.

         1.6        ARRANGERS

         Barclays Capital is the investment banking division of Barclays Bank PLC and all references to Barclays Capital include Barclays Bank PLC. This paragraph does not affect the rights and obligations of Barclays Bank PLC under this Agreement.

         2.        THE FACILITY

         2.1        AMOUNT AND NATURE

         The Facility is a bridging loan facility of pound sterling 360,000,000 under which a single Advance may be made by the Lenders to the Borrower.

         2.2        PURPOSE

         The proceeds of the Facility will be used by the Borrower towards payment of consideration to be provided by the Borrower (or on its behalf) for the Petersen Shares acquired by it pursuant to the Offer or otherwise and in respect of the cash cancellation of options.

         2.3 Without prejudice to the obligations of the Borrower under Clause 2.2, neither the Agent, the Arrangers nor the Lenders nor any of them shall be obliged to investigate or concern themselves with the use or application of amounts raised by the Borrower hereunder.

         2.4       Availability

         THE BORROWER MAY, AFTER 4TH JANUARY, 1999, BORROW UNDER THE FACILITY AFTER THE AGENT HAS RECEIVED (I) ALL THE ITEMS LISTED IN PART 1 OF
         SCHEDULE 2 IN A FORM SATISFACTORY TO THE AGENT AND (II) ALL THE ITEMS LISTED IN PART 2 OF SCHEDULE 2, WITH ALL REFERENCES TO THE AGENT, THE LENDERS OR THE TERMS OF THE FACILITY OR THIS AGREEMENT IN SUCH DOCUMENTS IN A FORM APPROVED BY THE AGENT (SUCH APPROVAL NOT TO BE UNREASONABLY WITHHELD). THE AGENT AGREES TO NOTIFY THE BORROWER AND THE LENDERS PROMPTLY UPON SUCH ITEMS BEING RECEIVED.

         2.5        EXPIRY OF AVAILABILITY

         The Borrower may not borrow under the Facility after the Maturity Date.

         3.         THE LENDERS

         3.1      RIGHTS AND OBLIGATIONS

                  The rights and obligations of each Lender under this Agreement are separate and independent from the rights and obligations of each other Lender. A Lender may take proceedings against the Borrower on its own without joining any other Lender to those proceedings.

         3.2      FAILURE TO PERFORM

                  If a Lender fails to perform its obligations the Borrower will have rights solely against that Lender. The obligations of the Borrower to the Agent, the Arrangers and the other Lenders will not be affected by this failure.

         3.3      PARTICIPATIONS

                  The participation of the Lenders in the Advance will be pro rata to their Commitments.

         4.       REIMBURSEMENT OF INITIAL EXPENSES

                  The Arrangers and the Agent have incurred and will incur expenses in connection with the arrangement of the Facility. The Borrower agrees to reimburse each of the Arrangers and the Agent in relation to these expenses. The limit of the amount of this reimbursement and the timing of payment are described in the letter from the Arrangers to the Borrower dated the same date as this Agreement.

         5.       AUTOMATIC CANCELLATION

                  Any amount undrawn under the Facility at the end of the Advance Date will be automatically cancelled and may not be drawn.

         6.       ADVANCE OF FUNDS

         6.1      NOTICE

                  When the Borrower wishes to borrow under the Facility, the Borrower will send to the Agent an Advance Request specifying the amount to be borrowed and the Advance Date. Unless otherwise agreed between the Agent and the Borrower, the Advance Date must be no sooner than two Business Days after the day on which the Agent receives the Advance Request. For this purpose, if the Agent receives the Advance Request on a day which is not a Business Day or after 10.00 a.m. on a Business Day, it may be treated as having received the request on the following Business Day.

         6.2      CONDITIONS TO BORROWING

                  The Lenders will only be obliged to make the Advance to the Borrower if:

                  (A)      the Facility is available in accordance with Clause
                           2.4;

                  (B)      an Advance Request has been received by the Agent;

                  (C) there is no Event of Default or Potential Event of Default which has occurred or is occurring on the Advance Date or would result from the Advance being made.

         6.3      OBLIGATION TO ADVANCE FUNDS

                  If the requirements of paragraphs 6.1 to 6.2 are satisfied, each Lender agrees to advance its participation in the Advance to the Borrower. The Advance will be made on the Advance Date specified in the Advance Request. If the Advance is not made in full due to a fault of a Lender, then subject to the terms of this Agreement, the relevant Lender agrees to reimburse the Borrower for the reasonable amount of any losses and expenses incurred as a result.

6.4      CONSEQUENCES OF THE ADVANCE NOT BEING MADE

         If the Advance Request is delivered but no Advance is made, the Lenders may incur losses and expenses as a result. The losses and expenses may include those incurred in liquidating or otherwise utilising amounts borrowed by the Lenders to fund the Advance. They may also include the losses and expenses incurred in terminating commitments relating to the funding or incurred in hedging open positions resulting from the Advance not being made. The Borrower agrees to reimburse the Lenders for the amount of these losses and expenses actually incurred. This Clause 6.4 does not apply to a Lender if the Advance is not made by reason of a default of that Lender.

7.       INTEREST ON ADVANCES

7.1      INTEREST PERIODS

         The Advance will have a first Interest Period commencing on the Advance Date. Subsequent Interest Periods will commence on the last day of the preceding Interest Period.

7.2      DURATION OF INTEREST PERIODS

         The Interest Period must be a period of up to 14 days.

7.3      SELECTION OF INTEREST PERIODS

         (A) The Borrower may select an Interest Period in respect of the Advance either in its Advance Request or, in the case of second and subsequent Interest Periods, by separate notice to the Agent on or before 10.00 a.m. on the first day of the relevant Interest Period.

         (B) When the Borrower does not select an Interest Period in accordance with paragraph (A), the interest shall accrue on an overnight basis.

7.4      ADJUSTMENT OF INTEREST PERIOD

         (A) If any Interest Period shall end on a day which is not a Business Day, it shall be extended to the next Business Day.

         (B) Any Interest Period which would otherwise begin before but end after the Maturity Date will end on the Maturity Date.

7.5      RATE OF INTEREST

         The rate of interest applicable during an Interest Period will be a rate per annum equal to LIBOR for that Interest Period plus the Costs Rate.

7.6      PAYMENT OF INTEREST

         The Borrower agrees to pay interest accrued on the Advance in arrear on the last day of each Interest Period.

7.7      NOTIFICATION OF INTEREST RATE

         The Agent will promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.       REPAYMENT OF ADVANCES

8.1      The Borrower agrees to repay the Advance no later than the Maturity
         Date.

8.2 To the extent that the borrower receives unconditionally any proceeds from the Rights Issue, they shall be placed on deposit with the lenders pro rata to their commitments until the next interest payment date at which time they shall be applied in repayment of the facility. Such deposits shall bear interest at a rate which would have been reasonably obtainable by the borrower had deposits of equivalent amounts been placed in the market with third party banks for a period expiring on the next interest payment date. Each lender will notify the borrower and the agent of the relevant rate (and the amount of interest that will accrue) as soon as practicable after determination. Each lender shall be entitled to set off amounts earned by way of interest on such deposits against the borrower's obligations to pay interest on the advance.

8.3 The Borrower may not repay the Advance early except in the manner permitted or required in this Agreement.

9.       MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

(9.1)      MARKET DISRUPTION - GENERAL

         (A) Nature of market disruption: This Clause 9.1 applies if in relation to the Advance any of the following is true:

                  (i) the Agent believes that there are no reasonable means to ascertain LIBOR because of circumstances generally applicable in the London inter-bank market. This determination may only be made after consultation with the Reference Banks; or

                  (ii) Lenders with Commitments exceeding 40 per cent. of the Total Commitments notify the Agent that they believe that, due to circumstances generally applicable in the London inter-bank market, LIBOR would not reflect accurately the cost to them in such market of funding an amount equal to the Advance; or

                  (iii) LIBOR cannot be determined because fewer than two Reference Banks provide quotations; or

                  (iv) Lenders with Commitments exceeding 40 per cent. of the Total Commitments notify the Agent that they are unable to fund the total amount borrowed in the London inter-bank market because of circumstances generally applicable in that market.

         (B) NOTICE: The Agent agrees promptly to notify the Borrower if paragraph (A) applies.

         (C) ALTERNATIVE INTEREST RATE ARRANGEMENTS: If the Agent delivers a notice of market disruption under paragraph (B), each of the following applies:

                  (i) The means of determining the rates of interest applicable to the Facility will be suspended. Instead the Borrower agrees to pay interest to the Lenders in the manner requested by the Agent. A request by the Agent may specify periods to be used for the computation of interest. It must also specify the rate of interest to apply for a period. This rate will be the rate determined by the Agent (with the prior agreement of the Lenders) to reflect the cost excluding any cost to the extent reflected in the Costs Rate to each Lender of funding for the period plus the Costs Rate. In order to assist the Agent in this determination each Lender agrees to provide to the Agent any information which the Agent may request. If this information is received by the Agent within any time period reasonably specified by the Agent it will be taken into account by the Agent in making its determination.

                  (ii) The Borrower and the Agent agree to negotiate the terms of an alternative arrangement for determining a rate of interest for the Facility. The negotiations will be carried on in good faith. Neither party is bound to continue the negotiations after the date 30 days after the Borrower receives the Agent's notice. If agreement is reached between the Borrower and the Agent (with the prior agreement of the Lenders), the rate of interest will be determined in accordance with the agreement. Paragraph (i) will not apply to the extent that it is expressly excluded by such agreement.

                  (iii) If all the Lenders do not agree an alternative basis, each Lender (through the Agent) shall certify on or before the last day of the Interest Period to which the notification relates an alternative basis for maintaining its participation in the Advance and such alternative basis may include an alternative method of fixing the interest rate of alternative Interest Periods but it must reflect the cost to the Lender of funding its participation in the Advance from whatever sources it may reasonably select plus the Costs Rate, and each alternative basis so certified shall be binding on the Borrower and the certifying Lender and treated as part of the Agreement.

                  (iv) If the circumstances described in paragraph (A) cease to apply, the Agent will notify the Borrower and the Lenders. The notice will specify the transitional arrangements proposed by the Agent (with the prior agreement of the Lenders), in order for the means of determining the rates of interest applicable to the Facility to return to the means by which interest rates are normally calculated under this Agreement. The Borrower agrees to pay interest to the Lenders in the manner described in this notice unless a different arrangement is agreed by the Agent and the Borrower and approved by all the Lenders. In this case the Borrower agrees to pay interest to the Lenders in the manner agreed.

10.      CHANGES OF CIRCUMSTANCES

10.1     ILLEGALITY

           (A) NOTICE: Each Lender agrees to notify the Borrower as soon as reasonably practicable if by reason of any change in applicable law or regulation, or in the interpretation or application of applicable law or regulation, in each case after the date of this Agreement that Lender is or will be acting illegally in relation to the Facility. The illegality may relate to the performance of the Lender's obligations, the maintenance of the Facility or the Lender's funding arrangements or otherwise.

           (B) CANCELLATION AND PREPAYMENT: If a Lender delivers a notice of illegality the Commitment of that Lender will be cancelled on the date of that notice. The Borrower agrees to repay the participation of that Lender in each Advance made to it on the last day of the Interest Period of that Advance during which the notice is received, unless the Lender certifies that, because of a legal requirement or regulation applicable to the Lender, it must be repaid earlier. In this event the Borrower shall prepay the appropriate proportion of the Breakage Amount by reference to such participation on the date (or dates) specified by the Lender.

10.2     INCREASED COSTS

         (A) Types of increased costs: This Clause 10.2 applies where all of (i), (ii) and (iii) are true:

                  (i)      Either:

                           (a) there is a change after the date of this Agreement in a legal or other requirement applicable to the Lender or a change after the date of this Agreement in its interpretation or application; or

                           (b) a Lender or its Holding Company complies with a direction or request of an authority which has power or influence over the activities of the Lender where the direction or request is made after the date of this Agreement.

                  (ii)     As a result, any of the following occurs:

                           (a) the Lender or its Holding Company incurs an expense; or

                           (b) the Lender's or its Holding Company's effective return from the Facility or on its overall capital is reduced; or

                           (c) any amount payable to the Lender or its Holding Company is reduced; or

                           (d) the Lender or its Holding Company does not recover an amount which would otherwise have been paid to it.

                           No account will be taken of any of the following:

                                (1) Tax on the overall net income of the Lender in the country in which it has its principal office or the office through which it is acting for the purposes of this Agreement (or any withholding tax incurred which, for the avoidance of doubt, shall be dealt with in clause 10.3).

                                (2)  Any loss, reduction or expense to the
                                     extent reflected in the Costs Rate.

              (iii) The losses, reductions and expenses arising as a result are wholly or partly attributable to the Facility or the arrangements made by the Lender in connection with the Facility.

         (B) NOTICE: Each Lender agrees to notify the Borrower through the Agent as soon as practicable if it becomes aware that paragraph (A) applies.

         (C) PAYMENT OF ADDITIONAL AMOUNTS: The Borrower agrees to reimburse each Lender for the losses, reductions and expenses described in paragraph (A) or a pro rata proportion thereof to the extent that the same are only partly attributable to the Facility.

         (D) PREPAYMENT: If a Lender delivers a notice of increased costs, the Borrower may deliver a notice of prepayment to that Lender. The Borrower agrees to prepay the participation of that Lender in each Advance on a date specified in the notice of prepayment. In this event the Borrower shall repay an amount equal to the Breakage Amount for each Lender by reference to such participation.

10.3     WITHHOLDING TAXES

         (A) Withholdings and deductions: This Clause 10.3 applies if the Borrower is required by law to make a payment under this Agreement net of a withholding or deduction.

         (B) NOTICE: The Borrower agrees to notify the Agent if it becomes aware that paragraph (A) applies.

         (C) GROSSING UP: The Borrower agrees to increase the amount of any payment which is subject to a withholding or deduction so that the person entitled to the payment receives the same amount it would have received if there had been no withholding or deduction.

         (D) PAYMENT OF TAX: The Borrower will pay to the appropriate authority all amounts withheld or deducted by it. If a receipt or other evidence of payment is issued by the relevant authority after receipt of payment, the Borrower agrees to deliver this to the Agent as soon as practicable after a request for the same.

         (E) PREPAYMENT: If paragraph (A) applies, the Borrower may deliver a notice of prepayment to the Agent. This notice may relate to the Advance (or part of the Advance) or the interest thereon, in each case which is subject to the withholding or deduction. The Borrower agrees to prepay the participation of the Lenders in the Advance (or the part of it which is affected) on a date specified in the notice of prepayment and a corresponding portion of the relevant Commitment shall be cancelled. In this event the Borrower shall repay an amount equal to the Breakage Amount for each Lender by reference to such participation.

         (F)      TAX CREDITS: This paragraph applies if:

              (i) the Borrower pays any additional amount under this Clause 10 (a "TAX PAYMENT");

              (ii) a Lender effectively obtains a refund of tax, or obtains and uses credit against tax, by reason of the Tax Payment or the withholding or deduction that gave rise to the Tax Payment (a "TAX CREDIT"); and

              (iii) that Lender is able to identify the Tax Credit as being attributable to the Tax Payment or such withholding or deduction.

                  In this case the Lender agrees to reimburse to the Borrower the amount that the Lender determines in good faith to be the proportion of the Tax Credit which will leave the Lender (after that reimbursement) in no better or worse position than it would have been in if the Tax Payment had not been required. The Lender has an absolute discretion as to whether to claim any Tax Credit and, if it does claim, the extent, order and manner in which it does so. The Lender is not obliged to disclose any information regarding its tax affairs or computations to the Agent or the Borrower.

10.4   INLAND REVENUE TREATMENT OF THE LENDERS

       (A) Each Lender warrants that it is a Qualifying Bank at the date of this Agreement or, if later, at the date it becomes a party to the Facility and that it will remain, until it notifies the Agent to the contrary, a

                  Qualifying Bank and undertakes to notify the Agent immediately after it becomes aware that it is not or will cease to be a Qualifying Bank.

       (B) The Borrower will not be required to pay increased amounts under Clause 10.3 in relation to any interest if:

                  (i)      the Lender is not or ceases to be a Qualifying Bank;
                           or

                  (ii) that interest is not beneficially owned by a person who is within the charge to United Kingdom corporation tax in respect of it; or

                  This paragraph (B) applies only insofar as a withholding or deduction is due to the circumstances set out in (i) or (ii) above. It does not apply where the circumstances described in
                  (i) or (ii) above are a result of a subsequent change in law or concession or change in the interpretation or application of law or concession. Each Lender undertakes to notify the Agent immediately after it becomes aware of any change in the circumstances described in (i) or (ii) above.

10.5     MITIGATION

         This Clause 10.5 does not affect the obligations of the Borrower under the other paragraphs of this Clause 10. If any of Clause 10.1, 10.2 or
         10.3 applies to a Lender, that Lender will take all steps reasonably open to it (including, without limitation, transferring the Facility to another bank acceptable to the Borrower) to mitigate the effect of that clause on the Borrower. The Lender will not, however, be obliged to do anything which in its opinion (acting in good faith) would or would be reasonably likely to have an adverse economic effect on it.

11       PAYMENTS

11.1     METHOD AND TIMING OF PAYMENTS

         All payments under this Agreement must be made in immediately available and freely transferable funds in sterling. Each payment must be for value on the due date.

11.2     PAYMENTS THROUGH THE AGENT

         All payments by the Borrower or by a Lender under this Agreement will be made through the Agent to its account at such office or bank as it may notify to the Borrower or the Lender for this purpose. The Agent will pay on an amount received as soon as the Agent has ascertained that it has been received.

11.3     PAYMENTS TO THE BORROWER

         Each payment by the Agent to the Borrower will be made to the account of the Borrower as the Borrower may notify to the Agent from time to time.

 11.4    PAYMENTS TO THE LENDERS

         Each payment by the Agent to each Lender will be made to such account of that Lender as the Lender may notify to the Agent from time to time.

 11.5    CHANGE OF ACCOUNT

         The Borrower or a Lender may change any of its receiving accounts by not less than five Business Days' notice to the Agent. The Agent may change any of its receiving accounts by not less than five Business Days' notice to the Borrower and each Lender.

 11.6    REFUNDING OF PAYMENTS BY THE AGENT

         This Clause 11.6 applies if the Agent makes a payment out in the mistaken belief that it has received or will receive an incoming payment on a particular day. In this case the person which received the payment from the Agent agrees to return it on request. It will also reimburse the Agent for all losses and expenses incurred by the Agent as a result of the payment. This Clause 11.6 does not affect the rights of the person which received the payment against the person which failed to make the payment to the Agent.

 11.7    NON-BUSINESS DAYS

         If a payment would be due on a day other than a Business Day, the payment obligation will be deferred to the next Business Day, unless that day is in another calendar month. Where that next Business Day is in the next calendar month, the payment obligation will be brought forward to the last Business Day of the current calendar month. Interest and commitment fee payments will be adjusted accordingly. During any extension of the due date for payment of any principal, interest is payable on the principal at the rate payable on the original due date.

 11.8    PAYMENT IN FULL

         All payments made by the Borrower under this Agreement will be made without set-off or counterclaim. No payment will be made net of a withholding or deduction, unless this is required by law. In this event, Clause 10.3 applies.

11.9     SET-OFF

         If the Borrower owes money to a Lender under this Agreement, such Lender may set off this obligation against any moneys deposited with such Lender under Clause 8.2. This sub-clause applies even where amounts owed by the Lender to the Borrower are not due and payable, if there is an outstanding Event of Default or Potential Event of Default. If the Lender sets off an obligation under this Agreement, it will notify the Borrower promptly of the amount set off.

11.10    PARTIAL PAYMENTS

         (A) If in relation to the Facility the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Agent shall apply that payment towards the obligations of the Borrower in the following order:

                  (i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent;

                  (ii) secondly, in or towards payment pro rata of any accrued interest and fees due but unpaid under this Agreement;

                  (iii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

                  (iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

         (B) The Agent shall, if so directed by all the Lenders, vary the order set out in sub-paragraphs (A)(ii) to (iv) above. The Agent shall notify the relevant Borrower of any such variation.

         (C) Paragraphs (A) and (B) above shall override any appropriation made by the Borrower.

12.      LATE PAYMENT

12.1     DEFAULT INTEREST

         The Borrower agrees to pay interest on all amounts unpaid by it under this Agreement after their due date for payment. This interest will be computed by reference to successive periods of a duration not exceeding six months selected by the Agent (acting reasonably). The first of these periods will start on the due date for payment of the unpaid amount. The rate of interest applicable during each of these periods will be a rate per annum equal to 1.8 per cent. plus LIBOR for that period plus the Costs Rate. This interest will be paid in arrear on the last day of each of these periods and on the date of payment of the unpaid amount.

12.2     INDEMNITY

         If the Borrower fails to make a payment on the due date, the Borrower agrees to reimburse and indemnify the person entitled to the payment for the losses and expenses (including loss of profit) that person reasonably incurs, or will incur, as a result. The computation of these losses and expenses will take into account any amount received under Clause 12.1.

 13.     SHARING AMONG LENDERS

 13.1    NOTICE

         If an amount due to a Lender under this Agreement is discharged other than by payment through the Agent, that Lender (the "RECIPIENT") agrees to notify the Agent. This may occur because of the exercise of a right of set-off, by virtue of a combination of accounts or because of a voluntary or involuntary payment by the Borrower direct to the Recipient. The notification will provide details of the amount discharged and will be delivered no later than 10 Business Days after the discharge.

 13.2    DETERMINATION BY THE AGENT

         Where a Lender has issued a notice under Clause 13.1 the Agent will determine what payments, if any, are due under Clause 13.4. This determination will be made on the basis of the information contained in all the notices delivered to the Agent under Clause 13.1. The determination will be notified to the Borrower and the Lenders.

 13.3    LITIGATION

         In determining the amount due under Clause 13.4 no account will be taken of an amount due to a Lender which has declined to participate in legal proceedings which resulted in the payment described in Clause
         13.1. This only applies if that Lender could have joined in the proceedings or could have instituted its own proceedings, but failed to do so.

 13.4    PAYMENT TO THE AGENT

         The Recipient agrees to pay to the Agent an amount calculated as follows:

                                            P = D (X - Y)

         where

         P = the amount payable to the Agent

         D = the aggregate amount due to the Recipient out of which an amount has been discharged

         X = the fraction of D which has been discharged

         Y = the fraction which has been discharged, if any, of the aggregate amount due to the Lender which has the greatest proportion of that amount still outstanding.

         This amount will be paid no later than five Business Days after receipt of a notice from the Agent under Clause 13.2.

13.5     OBLIGATIONS OF THE BORROWER

         Any amount due to the Recipient which would otherwise have been discharged as described in Clause 13.1 will be treated as not having been discharged to the extent of an amount which is or will be payable under Clause 13.4 as a result. Accordingly the Borrower agrees to pay this amount to the Recipient as if it had not been discharged. This payment is required to be made whether or not the Agent has issued a determination under Clause 13.2.

13.6     DISTRIBUTION

         The Agent agrees to distribute to the Lenders the amount received by it under Clause 13.4 as if that amount had been received from the Borrower in discharge of the amount due under the Agreement. The Borrower will then be treated as having paid that amount.

13.7     RECOVERY

         This Clause 13.7 applies if an amount discharged as described in Clause
         13.1 is recovered from, or is required to be repaid by, the Recipient. In this case each Lender which received the benefit of a payment made under Clause 13.4 agrees to repay to the Recipient the amount it received. Each of these Lenders will also reimburse the Recipient for any interest or other losses or expenses which the Recipient has incurred in connection with the discharged amount or its recovery or repayment. The rights and obligations of the parties shall be restored to the position before any payment became due under Clause 13.4.

14.      REPRESENTATIONS

14.1     INITIAL REPRESENTATIONS

         The Borrower confirms that each of the following is true:

         (A) NATURE: It is a company duly incorporated and validly existing under the laws of England and Wales.

         (B) POWERS: It has power to sign and deliver this Agreement and to exercise its rights and perform its obligations under this Agreement. The signature and delivery of this Agreement on its behalf and the exercise of its rights and the performance of its obligations under this Agreement have been duly authorised.

         (C) LEGAL VALIDITY: Its obligations described in this Agreement are legal and valid and enforceable subject to the Reservations.

         (D) NON-CONFLICT: The signature and delivery of this Agreement on its behalf and its exercise of rights and performance of obligations under this Agreement:

                  (i) are not prohibited by or will not contravene any law or its Memorandum or Articles of Association; and

                  (ii) are not prohibited by, or will not contravene any or do not constitute an event of default under, any document or arrangement to which it is a party.

         (E) RANKING OF OBLIGATIONS: Its financial obligations under this Agreement rank at least equally with all its other present and future unsecured and unsubordinated obligations. Certain categories of its other obligations will, however, be preferred in a liquidation by virtue of mandatory provisions of statute. They will be ignored for the purposes of this paragraph.

         (F) NO EVENT OF DEFAULT: No Event of Default has occurred and remains unremedied.

         (G) NO BREACHES: No member of the Group is in breach of or default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or manner which could reasonably be expected to have a Material Adverse Effect.

         (H) SECURITY: Execution and performance of its obligations under the Agreement will not result in an Encumbrance.

         (I) LITIGATION: Save as disclosed there is no litigation or other proceedings current, or in so far as it is aware, pending or threatened in writing against any member of the Group which could reasonably be expected to have a Material Adverse Effect. In investigating the affairs of the Petersen Group, no litigation or other proceedings have come to its attention which could reasonably be considered to be material in the context of the Facility.

         (J) COMPLIANCE WITH ENVIRONMENTAL LAWS: It is in compliance in all respects material in the context of the Facility with applicable laws relating to environmental matters.

         (K) ACCOUNTS: The Latest Annual Accounts were prepared in accordance with generally accepted published accounting principles accepted in the United Kingdom at the time they were prepared. They give a true and fair view of the assets and liabilities of the Group as at the date to which they were prepared and of the Group's results for the financial period ended on that date. To the extent that generally accepted accounting principles have changed since the previous financial year the Latest Annual Accounts, either contain or are accompanied by a commentary explaining the principal differences.

         (L) EVENTS SINCE THE ACCOUNT DATE: Since 31st March, 1998, there has been no material adverse change in the financial or trading position of the Group taken as a whole.

         (M) YEAR 2000: Any reprogramming required to permit the proper functioning in and following the year 2000 of the computer systems of the Group (excluding systems and equipment supplied by others with which the systems of the Group are required to interface) will be substantially completed by 30th September, 1999 except when a failure to do so could not reasonably be expected to have a Material Adverse Effect.

14.2     REPETITION

         The representations in Clauses 14.1(A), (B), (C), (D), (G), (I) (except for the second sentence thereof), (J), (K) and (M) will be deemed repeated in each Advance Request, on the making of the Advance and on the first day of each Interest Period. This repetition will be with reference to the facts on that day.

15.      INFORMATION COVENANTS

         The Borrower agrees to deliver each of the following to the Agent (upon request in sufficient copies for all the Lenders):

         (A)      All information reasonably requested by the Agent;

         (B) Notice of any Event of Default or any Potential Event of Default immediately after the Borrower becomes aware of the same; and

         (C) If the Agent has reasonable grounds for suspecting that the same might exist, confirmation that no Event of Default or Potential Event of Default is outstanding, signed by two Directors of the Borrower.

16.      GENERAL COVENANTS

         The Borrower agrees as follows:

         (A) Ranking of Obligations: Its obligations to each Lender will rank as provided for in Clause 14.1(E).

         (B) DISPOSALS: It shall not, and will procure that none of its Subsidiaries or Subsidiary Undertakings (either in a single transaction or in a series of transactions whether related or not) shall sell, transfer, lease, lend or otherwise dispose of (such transactions being referred to as "disposals") all or any part of its assets, except for:

                  (i) disposals of assets in the ordinary course of business;

                  (ii)     disposals to any member of the Group;

                  (iii) disposals with the prior consent of on Instructing Group (such consent not to be unreasonably withheld);

                  (iv) disposals of cash for purchases of assets in the ordinary course of business and for the purchase of the Petersen Shares;

                  (v) disposals of assets to the extent that the proceeds therefrom are within 3 months before or after such disposal, reinvested in or used to acquire shares or assets in a business in a sector in which any member of the Group is engaged at the time of the disposal;

                  (vi) disposals of assets to the extent that the proceeds therefrom are within three months of such disposal, used to repay or prepay the Facility; and

                  (vii) other disposals of assets which in each financial year generate in aggregate 10 per cent. or less of Consolidated Earnings Before Interest and Tax as at the date of the Latest Annual Accounts.

         (C) NEGATIVE PLEDGE: Neither it nor any of its Subsidiaries or Subsidiary Undertakings will create or permit to subsist any Encumbrance on the whole or any part of its assets other than Permitted Encumbrances.

         (D) INSURANCE: It shall maintain insurance cover with reputable insurers or underwriters at a level and against such risks as are usual for companies carrying on its business.

         (E) CHANGE OF BUSINESS: It shall ensure that no substantial change is made to the general nature of the business of the Group taken as a whole.

         (F)      THE OFFER

         The Borrower shall:

                  (i) to the extent that it has not already done so, issue the Press Release within 2 Business Days of the date of this Agreement;

                  (ii) until the earlier of the date the Offer lapses or is finally closed, comply in all material respects with the Financial Services Act 1986 and the Companies Act 1985 and all other applicable laws and regulations relevant in the context of the Offer;

                  (iii) provide each of the Arrangers with such information regarding the progress of the Offer and the Rights Issue as it may reasonably request;

                  (iv) not issue any press release or make any statement during the course of the Offer which contains any information or reference concerning this Agreement or the Lenders without first obtaining the prior approval of the information or reference from the Arrangers, in each case such approval not to be unreasonably withheld or delayed (it being acknowledged that the SEC filing made in relation to the Offer has already been approved);

                 (v) not declare the Offer unconditional as to acceptances until it is entitled to acquire (whether pursuant to the Offer or otherwise) more than 50 per cent. of the Petersen Shares; and

                (vi) ensure that Petersen is a wholly-owned Subsidiary of the Parent within 150 days of the Unconditional Date.

        (G) ENVIRONMENTAL LAWS: It will procure that all members of the Group will comply with applicable laws relating to environmental matters where non-compliance could reasonably be expected to have a Material Adverse Effect, save that this undertaking shall not apply to the Petersen Group until after the Clean-up Date.

        (H) DISCHARGE OF SECURITY: The Borrower shall ensure that all Encumbrances in relation to the Petersen Group in existence on the date that Petersen becomes a Subsidiary of the Borrower will, to the extent that they are not Permitted Encumbrances except by reason of paragraph (e) of the definition thereof, be released as soon as practicable and in any event within 90 days of the Unconditional Date.

        (I) ACQUISITIONS: The Borrower shall ensure that until 31st March, 2000 no member of the Group may acquire any asset (excluding the Petersen Group and certain assets of the Curtco Freedom Group) unless the aggregate debt element of the financing costs of all acquisitions since the date of this Agreement is less than pound sterling 200,000,000 (or its equivalent in other currencies).

        (J) UNDERWRITING AGREEMENT: The Borrower shall ensure that the Underwriting Agreement will not be amended without the consent of the Instructing Group. This prohibition does not apply to amendments made to correct manifest errors.

17.      EVENTS OF DEFAULT

17.1     EVENTS OF DEFAULT

         Each of the following is an Event of Default:

         (A) NON-PAYMENT OF SUMS DUE: The Borrower fails to pay an amount due under this Agreement on its due date or (provided that such failure is solely the result of any administrative or technical error on the part of the Borrower or any bank) within three Business Days of receiving written notice from the Agent of non-payment.

         (B) BREACH OF ANY OTHER OBLIGATIONS: The Borrower fails to perform any other obligation under this Agreement and

                  (i) if the failure is capable of remedy, it is not remedied within 15 Business Days of the Borrower receiving written notice (specifying that it is a Potential Event of Default) from the Agent to remedy the same; or

                  (ii) if the failure is not capable of remedy, notice that it is an Event of Default is given to the Borrower by the Agent.

         However, neither the 15 Business Day grace period nor the requirement to give notice will apply to a breach of Clause 16(B).

         (C) UNTRUE REPRESENTATIONS: Any representation or warranty made, or deemed repeated, by the Borrower in this Agreement is incorrect in any material respect when made or deemed repeated, and, if capable of remedy, it is not remedied within 15 Business Days.

         (D) CROSS-DEFAULT: Any Financial Indebtedness of the Group (excluding, until after the CleanUp Date, the Petersen Group) exceeding pound sterling 25,000,000 (or the equivalent in other currencies) in aggregate:

                  (i) is not paid or repaid when due or within any applicable grace period; or

                  (ii) becomes (or is capable of being declared) enforceable, redeemable or repayable prior to the due date for payment thereof as a result of any actual default (however described) by the relevant member of the Group, except, in either case, where there is a bona fide dispute as to payment on the basis of favourable independent legal advice or where such Financial Indebtedness of the Petersen Group becomes or is capable of being declared enforceable, redeemable or repayable solely as a result of the Offer or any agreement that may be entered into in connection with the Offer.

         (E) ENFORCEMENT OF SECURITY: A receiver is appointed or an encumbrancer takes possession of or a distress, execution or other process is levied or enforced upon the whole or a substantial part of the assets of the Borrower or any Material Subsidiary and, in the case of a distress, execution or other process, is not discharged, dismissed or stayed within 15 Business Days.

         (F) INABILITY TO PAY DEBTS: The Borrower or any Material Subsidiary is unable to pay its debts as they fall due or makes admission of the same within the meaning of sections 123(1)(e) or 123(2) of the Insolvency Act 1986 or suspends making payments on all or any class of its debts or formally announces an intention to do so or a moratorium is declared in respect of all or any class of its indebtedness.

         (G) WINDING-UP ETC.: The Borrower or any Material Subsidiary takes any corporate action or other steps are taken or legal proceedings are started for:

         (i) the winding-up, dissolution, liquidation or administration of the Borrower or any Material Subsidiary, other than:

                  (a) a bona fide reconstruction or amalgamation of the Borrower while solvent for which the Instructing Group has given its prior approval (which shall not be unreasonably withheld); or

                  (b) a voluntary solvent winding-up of a Subsidiary or Subsidiary Undertaking of the Borrower where the surplus assets of such Subsidiary or Subsidiary Undertaking are distributed to another member of the Group; or

                  (c) the presentation of a petition for winding-up by a creditor on vexatious or frivolous grounds which is discharged within 15 Business Days;

          (ii) the composition, assignment or arrangement with any creditors of the Borrower or any Material Subsidiary;
           or

          (iii) the appointment of an administrator, administrative receiver, receiver, trustee or similar officer of its or of any or all of its revenues and assets.

         (H) MATERIAL ADVERSE CHANGE: There is an adverse change in the financial condition of the Group taken as a whole which could reasonably be expected to have a Material Adverse Effect.

         (I) CESSATION OF BUSINESS: Other than in relation to a disposal permitted by Clause 16(B) the Borrower or any Material Subsidiary ceases to carry on its business.

         (J) ANALOGOUS PROCEEDINGS: There occurs in relation to the Borrower or any Material Subsidiary, in any country or territory in which it carries on business, or to the jurisdiction of whose courts it is subject any event which corresponds in that country or territory with those mentioned in paragraphs (F) and (G) subject to the same exceptions.

         (K) RELATED FACILITY: An event of default occurs under the Facility Agreement dated the date of this Agreement between the parties to this Agreement in respect of a pound sterling325,000,000 multi-currency sterling revolving credit, sterling bill acceptance and U.S.$880,000,000 term loan facilities.

         (L) UNLAWFULNESS: It becomes unlawful for the Borrower to perform its payment obligations under this Agreement.

17.2     CONSEQUENCES OF AN EVENT OF DEFAULT

         If an Event of Default occurs, the Agent may by notice to the Borrower:

         (A)      cancel the Facility and the Total Commitments; and/or

         (B)      demand immediate repayment of the Facility.

         The Agent agrees to deliver a notice under this Clause 17.2 if an Instructing Group instructs the Agent to do so. In the case of a demand for repayment, the Borrower agrees to pay the Lenders in accordance with the notice.

17.3     REPAYMENT

         If there is an Event of Default, the Borrower agrees to pay on the date repayment is due interest accrued on the Advance up to that date. If the date repayment is due is not the last day of an Interest Period, the Borrower will reimburse the Lender for the losses and expenses the Lender has reasonably incurred, or will incur, as a result. The losses and expenses may include those incurred in liquidating or otherwise utilising amounts borrowed by the Lender to fund its participation in the Loan. They may also include losses and expenses incurred in hedging open positions resulting from the repayment.

17.4     INDEMNITY

         If there is an Event of Default, the Borrower agrees to reimburse each of the Agent and the Lenders for the losses and expenses it reasonably incurs, or will incur, as a result, except where such losses or expenses are caused by its misconduct or negligence.

18.      EVIDENCE AND CERTIFICATES

18.1     EVIDENCE OF DEBT

         The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of the Advance (and the name of the Lender to whom such sum relates), (b) the amount of all principal, interest and other sums due or to become due from the Borrower to any of the Lenders under the Facility and each Lender's share therein and
         (c) the amount of any sum received or recovered by the Agent hereunder and each Lender's share therein.

18.2     CERTIFICATES

         Each certificate delivered under this Agreement must contain reasonable detail of the matters being certified, except that neither the Agent nor any Lender is obliged to disclose its tax affairs or other confidential information. Certificates delivered by the Agent will be conclusive unless there is a proven error.

19.      NOTICES

19.1     NATURE OF NOTICES

         No notice delivered by the Borrower under this Agreement may be withdrawn or revoked. Each notice delivered by it must be unconditional. Unless this Agreement specifies otherwise, it must also be given by an Authorised Signatory. All notices, consents, certificates and other communications must be in writing.

19.2     DELIVERY OF NOTICES

         Any notice or other communication given or made shall, if addressed as set out in the signature page, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

         (A) if in writing and delivered in person or by courier, on the date it is delivered;

         (B) if sent by facsimile transmission, on the date that transmission is received in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine); and

         (C) if sent by registered first class post or the equivalent (return receipt requested), on the date that post is delivered or its delivery is attempted.

         Any notice or other communication given or made, or deemed to have been given or made after the close of business on a Business Day will be deemed not to have been given or made until the first following day that is a Business Day.

19.3     NOTICES THROUGH THE AGENT

         Each notice from the Borrower or a Lender will be delivered to the Agent. The Agent agrees to pass on the details of notices received by it to the appropriate recipient as soon as reasonably practicable.

19.4     ADDRESS DETAILS

         Notices will be delivered to the address or number of the intended recipient as set out on the signature page. The Borrower may change its address or number by notice to the Agent. The Agent may change its address or number by notice to the Borrower and each Lender.

20.      ASSIGNMENT

20.1     BORROWER

         The rights and obligations of the Borrower under this Agreement are personal to it. Accordingly they are not capable of assignment.

20.2     LENDERS

         (A) No Lender may assign, novate or otherwise transfer its rights under the Facility in whole or in part (including by way of sub-participation).

         (B) If, at any time, any Lender transfers its facility office and, at the time of such transfer, there arises an obligation on the part of the Borrower under Clause 10 to pay to such Lender any amount in excess of the amount it would have then been obliged to pay but for such transfer, then the Borrower shall not be obliged to pay the amount of such excess.

20.3    DISCLOSURE OF INFORMATION

        (A)       A Lender may disclose to one of its Affiliates:

                  (i)      a copy of this Agreement; and

                  (ii) any information which that Lender has acquired under or in connection with this Agreement,

                  but only if the recipient of the information has agreed to keep that information confidential on the terms of paragraph
                  (B) below.

        (B) Each Lender shall keep confidential and shall not, without the prior consent of the Borrower, use any information (other than information which is publicly available other than as a result of a breach by that Lender of this paragraph (B)) supplied by or on behalf of the Borrower under or in connection with this Agreement otherwise than in connection with this Agreement. However, the restriction set out in this paragraph (B) shall not apply to, and each Lender shall be entitled to disclose, information:

                  (i) in connection with any legal proceedings arising out of or in connection with this Agreement; or

         (ii) if required to do so by an order of a court of competent jurisdiction whether under any procedure for discovering documents or otherwise; or

         (iii) pursuant to any law or regulation in accordance with which that Lender is require or accustomed to act; or

         (iv) to a governmental, banking, taxation or other regulatory authority of any competent jurisdiction, or

         (v) to its accountants, legal advisers or other professional advisers.

21.      WAIVERS AND AMENDMENTS

21.1     WRITING REQUIRED

         A waiver or amendment of a term of this Agreement will only be effective if it is in writing.

21.2     AUTHORITY OF THE AGENT

         If authorised by an Instructing Group, the Agent may grant waivers and agree amendments with the Borrower. These waivers and amendments will be granted on behalf of the Lenders and be binding on all of them, including those which were not part of an Instructing Group. This Clause 21.2 does not authorise the Agent to grant any waiver or agree any amendment affecting any of the following:

         (A) The amount of the Facility.

         (B) The amount or method of calculation of interest if it might have the effect of reducing any amount payable under this Agreement.

         (C) The manner, currency or timing of repayment of the Loan or of the payment of any other amount.

         (D) An increase in any Commitment.

         (E) The end of the period during which the Facility is available.

         (F) The definition of "Instructing Group".

         (G) Any requirement (including the one in this Clause 21.2) that all the Lenders or a certain proportion of them consent to a matter or deliver a notice.

         (H) Clauses 3 (The Lenders), 13 (Sharing among Lenders) or 22 (The Agent, the Arrangers and the Lenders).

         Waivers or amendments affecting these matters require the consent of all Lenders. Waivers or amendments affecting the obligations of the Agent may not be made without its consent.

21.3     EXPENSES

         The Borrower agrees to reimburse the Agent and each Lender for the expenses they reasonably incur as a result of any request made by the Borrower to waive or amend a term of this Agreement.

22.      THE AGENT, THE ARRANGERS AND THE LENDERS

22.1 The Arrangers and each of the Lenders hereby appoints the Agent to act as its agent in connection herewith and irrevocably authorises the Agent to exercise such rights, powers and discretions as are specifically delegated to the Agent by the terms hereof and in connection with the Facility together with all such rights, powers and discretions as are reasonably incidental thereto.

22.2     THE AGENT MAY:

         (A)      assume that:

                  (i) any representation made by the Borrower in connection herewith is true;

                  (ii) no event which is or may become an Event of Default or Potential Event of Default has occurred; and

                  (iii) the Borrower is not in breach of or default under its obligations hereunder unless it has actual notice to the contrary from any Party;


         (B)      (i)      assume that the facility office of each Lender is
                           that identified with its signature below until it has received from such Lender a notice designating some other office of such Lender to replace its facility office and act upon any such notice until the same is superseded by a further such notice; and

                  (ii) treat each Lender as a Lender entitled to payments under this Agreement until it has received not less than five Business Days' notice from that Lender to the contrary;

         (C) engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

         (D) rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of such Borrower;

         (E) rely upon any communication or document reasonably believed by it to be genuine;

         (F) refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised;

         (G) refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with the Facility until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions;

         (H) act as agent or trustee or in a fiduciary or other capacity on behalf of any other group of banks or financial institutions providing facilities to any member or members of the group or any associated company of any such member without regard to the effect of exercising or omitting to exercise its rights, discretions, powers and duties in such capacity on the interests of the Lenders, and act or omit to act in such capacity as freely in all respects as if the Agent had not been appointed to act as agent for the Lenders; and

         (I) subscribe for, hold or become beneficially entitled to, and dispose of, shares or securities, or options or other rights to and interests in shares or securities in any member or members of the Group or any associated company of any such member (and, in each case, may do so without liability to account).

22.3     The Agent shall:

         (A) promptly inform each Lender of the contents of any notice or document received by it in connection with the Facilities in its capacity as Agent hereunder from the Borrower;

         (B) promptly notify each Lender of the occurrence of any Event of Default or any default by the Borrower in the due performance of or compliance with its obligations under this Agreement of which the Agent has actual knowledge or actual notice;

         (C) save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on all the Lenders; and

         (D) if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent hereunder.

22.4 Notwithstanding anything to the contrary expressed or implied herein, neither the Agent nor the Arrangers shall:

         (A)      be bound to enquire as to:

                  (i) whether or not any representation made by the Borrower in connection herewith is true;

                  (ii) the occurrence or otherwise of any event which is or may become an Event of Default or Potential Event of Default;

                  (iii) the performance by the Borrower of its obligations hereunder; or

                  (iv) any breach of or default by the Borrower of or under its obligations hereunder;

         (B) be bound to account to the Lender for any sum or the profit element of any sum received by it for its own account;

         (C) be bound to disclose to any other person any information relating to any member of the Group if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person and the Agent shall be deemed not to have any actual knowledge or actual notice of the contents of any information; or

         (D) be under any fiduciary duty towards any Lender or under any obligations other than those for which express provision is made herein.

         If it is also a Lender, the Agent and the Arrangers have the same rights and powers under the facilities as though it were not the Agent or an Arranger.

22.5 To the extent that the Agent is not indemnified on demand by the Borrower and without limiting the liability of the Borrower, each Lender shall, from time to time on demand by the Agent, indemnify the Agent against any and all costs, claims, expenses (including legal fees and value added tax thereon) and liabilities which the Agent may incur, otherwise than by reason of its own negligence or wilful misconduct, in acting in its capacity as agent hereunder. The liability of each Lender under this Clause 22.5 will be limited to the share of the total losses and expenses which corresponds to that Lender's share of the Total Commitments. If the losses or expenses are attributable to an activity of the Agent which relates to only some of the Lenders the Agent may instead notify the Lenders of a different sharing arrangement.

22.6 Neither the agent nor the arrangers accepts any responsibility for the accuracy and/or completeness of any information supplied (including, without limitation, the information memorandum) or representation made by the borrower at any time, in each case whether written or oral, in connection herewith or for the legality, effectiveness, adequacy or enforceability of this agreement and the agent shall not be under any liability as a result of taking or omitting to take any action or failing to make any enquiries of whatever nature in relation to this Agreement, save in the case of gross negligence or wilful misconduct.

22.7 Each Party agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or of any Arranger any claim it might have against any of them in respect of the matters referred to in Clause 22.6.

22.8 The agent and the arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with the borrower and the other members of the group.

22.9 The Agent may resign its appointment notwithstanding its irrevocable appointment hereunder at any time without assigning any reason therefor by giving not less than 30 days' notice of its intention to do so to the Borrower and the Lenders. The Agent may be removed by notice given by an Instructing Group to the Agent and the Borrower. In either case, an Instructing Group may appoint a successor acceptable to the Borrower during such notice period but if it does not appoint such a successor the Agent may (with the agreement of the Borrower) do so. Any such successor must be a reputable and experienced bank or other financial institution with an office in London. Upon any such successor as aforesaid being appointed and accepting such appointment (but not before), the retiring Agent shall be discharged from any further obligation hereunder (save as specified below) as such and its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto in place of the retiring Agent. The provisions of this Clause 22.9 shall continue in effect for the benefit of the retiring Agent in respect of any actions taken or omitted to be taken by it while it was acting as such Agent, but subject thereto, and notwithstanding its retirement, the retiring Agent shall remain liable for any action taken or omitted by it hereunder while it was Agent. The retiring Agent shall make over to its successor all such records as its successor requires to carry out its duties.

         Notwithstanding the above, the Agent may resign its appointment hereunder at any time by giving not less than 30 days' notice of its intention to do so to the Borrower and the Lenders and may forthwith appoint one of its affiliates as successor Agent.

22.10 It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the members of the Group and the Petersen Group and, accordingly, each Lender warrants to the Agent and the Arrangers that it has not relied and will not hereafter rely on either the Agent or the Arrangers:

         (A) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by and the Borrower in connection with the Facility or the transactions herein contemplated (whether or not such information has been or is hereafter circulated to such Lender by the Agent or the Arrangers); or

         (B) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any member of the Group and the Petersen Group.

22.11 The Agent shall perform its agency functions hereunder through the office identified with its signature below or such other office in London (or, with the prior written consent of the Borrower, elsewhere) as the Agent may from time to time select.

22.12 IN ACTING AS AGENT FOR THE LENDERS, THE AGENT'S AGENCY DIVISION SHALL BE TREATED AS A SEPARATE ENTITY FROM ANY OTHER OF ITS DIVISIONS OR DEPARTMENTS AND, NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS CLAUSE 22.12, IF THE AGENT SHOULD ACT FOR ANY MEMBER OF THE GROUP IN ANY CAPACITY IN RELATION TO ANY OTHER MATTER, ANY INFORMATION GIVEN BY THAT MEMBER OF THE GROUP TO THE AGENT IN SUCH OTHER CAPACITY MAY BE TREATED AS CONFIDENTIAL BY THE AGENT.

23.      MISCELLANEOUS

23.1     EXERCISE OF RIGHTS

         If the Agent or a Lender does not exercise a right or power when it is able to do so, this will not prevent it exercising that right or power. When it does exercise a right or power, it may do so again in the same or a different manner. The Agent's and the Lenders' rights and remedies under this Agreement are in addition to any other rights and remedies it may have. Those other rights and remedies are not affected by this Agreement.

23.2     COUNTERPARTS

         There may be several signed copies of this Agreement. There is intended to be a single Agreement and each signed copy is a counterpart of that Agreement.

23.3     ENFORCEMENT COSTS

         The Borrower shall within 7 days of demand pay to each Lender, the Agent or an Arranger the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, this Agreement.

23.4     ACQUISITION FINANCING INDEMNITY

         (A) The Borrower shall within 5 Business Days of demand indemnify the Agent, each of the Arrangers and each Lender against any loss or liability which that Party suffers or incurs as a consequence of any litigation proceeding arising, pending or threatened against the Party as a result of the Offer (whether or not made) or of it agreeing to finance or refinance any acquisition by the Borrower or any person acting in concert with the Borrower of any Petersen Shares or arising out of the use of proceeds of this Facility ("relevant litigation") except to the extent caused by its negligence or misconduct.

         (B) The relevant Party shall notify the Borrower promptly upon becoming aware, and in reasonable detail, of any relevant litigation and shall keep the Borrower informed of its progress.

         (C) The relevant Party shall conduct any relevant litigation in good faith and will give careful consideration to the views of the Borrower in relation to the appointment of professional advisers and the conduct of the litigation taking into account (to the extent practicable) both its interests and the interests of the Borrower.

         (D) The relevant Party may only concede or compromise any claim in respect of any relevant litigation if it is acting reasonably and has consulted the Borrower before so doing.

         (E) Notwithstanding paragraphs (A) to (D) above, a relevant Party is not required to disclose to the Borrower any matter in respect of which it is under a duty of non-disclosure or which is subject to any attorney/client privilege, or which relates to that Party's policy. Any information disclosed by a Party to the Borrower under this Clause 23.4 shall be subject to the same conditions of confidentiality as those set out in Clause
                  20.5 (Disclosure of information) in relation to disclosure to potential transferees.

23.5     STAMP DUTIES

         The Borrower shall pay and forthwith on demand indemnify each Lender or the Agent or an Arranger against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of this Agreement.

23.6     SEVERABILITY

         If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

         (A) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

         (B) the legality, validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

24.      LAW

         This Agreement is to be governed by and construed in accordance with English law.

         IN WITNESS whereof this Agreement has been signed on behalf of the Borrower and the Lenders.

                                   SCHEDULE 1

                            LENDERS AND COMMITMENTS



                       LENDER                     COMMITMENT

                                              [pound sterling]
                                              ----------------
BARCLAYS BANK PLC                                120,000,000
DEN DANSKE BANK AKTIESELSKAB                     120,000,000
                                                 -----------
DEUTSCHE BANK AG LONDON                          120,000,000
                                                 -----------
                                                 360,000,000
                                                 ===========

40




                                   SCHEDULE 2

                              CONDITIONS PRECEDENT

                                     Part 1

                                    General

1. A copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Borrower. The copy must be certified by a director or the secretary of the Borrower to be true, complete and in full force and effect.

2. A copy of a resolution of the board of directors of the Borrower appointing the Treasury Committee and granting it authority to enter into this Facility on behalf of the Borrower. A copy of a resolution of the Treasury Committee approving the Facility, authorising the signature and delivery of this Agreement and associated documents and appointing Authorised Signatories. The copies must be certified by a director or the secretary of the Borrower to be true, complete and in full force and effect.

3. Specimen signatures of Authorised Signatories appointed by the resolution referred to in paragraph 2 above. These signatures must be certified by a director or the secretary of the Borrower to be genuine.

4. A legal opinion from Allen & Overy, legal advisers to the Arrangers, in the form set out in Schedule 5.

5. Confirmation from Lloyds TSB Registrars that all proceeds of the Rights Issue received by Lloyds TSB Registrars will be paid to the Lenders as soon as they are received.

6. A certificate from a director of the Borrower confirming that on the assumption that the resolution referred to in paragraph 2 of Part 2 below is passed utilisation of the Facility in full would not cause any borrowing limit binding on it to be exceeded and that all defaults that may have been caused in the Borrower's existing banking facilities as a result of the Offer have been waived.

7. A copy of the Underwriting Agreement. The copy must be certified by a director or the secretary of the Borrower to be genuine and complete.




                                     PART 2

                               OTHER DOCUMENTATION

1. A copy of the Offer Document, the Shareholders Circular and the Press Release. The copies must be certified by a director or the secretary of the Borrower to be genuine and complete.

2. Evidence that the Borrower's shareholders have approved the acquisition of Petersen and the increase in the Borrower's borrowing powers.

41




3. Evidence that the Borrower, or its subsidiary, has accepted for payment the Petersen Shares sufficient to satisfy the Minimum Condition (as defined in the Offer) tendered and not withdrawn under the Offer or under a stockholders agreement dated 15th December, 1998.

4. Evidence that the bilateral loan facilities entered into by the Borrower with various banks on or around 30th November, 1998 have been cancelled with effect from the Unconditional Date.

5. Evidence that the Rights Issue has become unconditional and the new shares admitted to listing in accordance with section 7.1 of the rules of the London Stock Exchange.

6. Confirmation that waiting periods under the Hart Scott Rodino Anti Trust Improvement Act 1976 (as amended) and any regulations made under it in relation to the Offer having expired.

7.       A copy of the Petersen Solicitation/Recommendation Statement on
         Schedule 14 D-9.

8. Evidence that all necessary regulatory approvals for the Offer and the Rights Issue have been received.

9. Evidence that all conditions to the Underwriting Agreement have been satisfied or waived.

42




                                   SCHEDULE 3

                            FORM OF ADVANCE REQUEST
[Date]
Barclays Bank PLC

[Address]


Dear Sirs

pound sterling   BRIDGING FACILITY DATED 15TH DECEMBER, 1998

We refer to the above agreement (the "Agreement"). Terms defined in the Agreement have the same meaning in this confirmation.

We would like the Lenders to make the Advance under the Agreement as follows:

Advance Date:

Amount of the Advance:

Interest Period:

Settlement Instructions:


Payments by EMAP
                                          Bank

                                          Sort Code/Swift Code
                                          Account number
                                          Account name
Payments to EMAP
                                          Bank

                                          Sort Code/Swift Code
                                          Account number
                                          Account name

43

We confirm that on [date of request] and on the Advance Date there was and will be no Event of Default or Potential Event of Default which has occurred or is occurring or would result from the Advance.


Yours faithfully

      AUTHORISED SIGNATORY

45




                                   SCHEDULE 4

                                   COSTS RATE

The Costs Rate is an addition to the interest rate on an Advance to compensate the Lenders for the cost attributable to an Advance resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 (the Act) and/or by the Bank of England and/or the Financial Services Authority (the FSA) (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest-bearing or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund the Advance.

The Costs Rate will be the rate determined by the Agent to be equal to the arithmetic mean (rounded upward, if necessary, to four decimal places) of the respective rates notified by each of the Reference Banks to the Agent as the rate resulting from the application (as appropriate) of the following formula:

                                   XL + S(L - D) + F x 0.01
                                   ------------------------
                                          100 - (X + S)


where on the day of application of the formula:


X is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which such Reference Bank is required under or pursuant to the Act to maintain cash ratio deposits with the Bank of England;

L is the percentage rate per annum at which sterling deposits for the relevant Interest Period are offered by such Reference Bank to leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on that day;

F is the rate of charge payable by such Reference Bank to the FSA pursuant to paragraph 2.02/2.03 of the Fees Regulations (but where for this purpose, the figure at paragraph 2.02b/2.03b shall be deemed to be zero) and expressed in pounds per pound sterling 1 million of the Fee Base of such Reference Bank;

S is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which such Reference Bank is required to maintain by the Bank of England (or other United Kingdom governmental authorities or agencies); and

D is the percentage rate per annum payable by the Bank of England to such Reference Bank on Special Deposits.

46

(X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero.)

If any Reference Bank fails to notify any such rate to the Agent, the Costs Rate shall be determined on the basis of the rate(s) notified to the Agent by the remaining Reference Bank(s).

The Costs Rate attributable to an Advance or other sum for any period shall be calculated at or about 11.00 a.m. (London time) on the first day of such period for the duration of such period.

The determination of the Costs Rate in relation to any period shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

If there is any change in circumstance (including the imposition of alternative or additional requirements) which in the reasonable opinion of the Agent renders or will render either of the above formulae (or any element thereof, or any defined term used therein) inappropriate or inapplicable, the Agent (following consultation with the Borrower and an Instructing Group) shall be entitled to vary the same. Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in such notice.

For the purposes of this Schedule:

         The terms "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" shall bear the meanings ascribed to them under or pursuant to the Act or by the Bank of England (as may be appropriate), on the day of the application of the formula.

         "FEE BASE" has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

         "FEES REGULATIONS" means, as appropriate, either:

         (a)      the Banking Supervision (Fees) Regulations 1998; or

         (b) such regulations as from time to time may be in force, relating to the payment of fees for banking supervision in respect of periods subsequent to 31 March 1999.

         Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.

48




                                   SCHEDULE 5

                  FORM OF LEGAL OPINION FROM LENDERS' ADVISER

To:      The Agent and the Lenders (as at the date of the Credit Agreement)

                                                                          [Date]

Dear Sirs,

                  EMAP plc (the "Company") - Bridging Facility Agreement

                  dated 15th December, 1998 (the "Credit Agreement")

We have received instructions from and participated in discussions with [   ] in
connection with the Credit Agreement.

Unless otherwise defined in this opinion, terms defined in the Credit Agreement have the same meaning in this opinion.

For the purposes of this opinion we have examined the following documents:-

(a)      a signed copy of the Credit Agreement;

(b) a certified copy of the memorandum and articles of association and certificate of incorporation of the Company;

(c)      a certified copy of the minutes of a meeting of the board of
         directors of the Company held on [   ] establishing a
         committee of the Board; and

(d)      a certified copy of the minutes of a meeting of the committee
         of the Board of the Company held on [   ].

On [    ], 1998, we carried out a search of the Company at the Companies
Registry.
On [    ], 1998, we made a telephone search of the Company at the winding-up petitions at the Companies court.

The above are the only documents or records we have examined and the only searches and enquiries we have carried out.

We assume that:

         (i) the Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act, 1986 at the time it enters into the Credit Agreement and will not as a consequence of the entry into and performance of the Credit Agreement, be unable to pay its debts within the meaning of that section;

         (ii) no step has been taken to wind up the Company or appoint a receiver in respect of it or any of its assets although the searches of the Companies Registry;

49




                  referred to above give no indication that any winding-up order or appointment of a receiver has been made;

         (iii)    all signatures and documents are genuine;

         (iv)     all documents are and remain up-to-date;

         (v) the correct procedure was carried out at the board and committee meetings referred to in paragraphs (c) and (d) above; for example, there was a valid quorum, all relevant interests of directors were declared and the resolutions were duly passed at each of the meetings;

         (vi) any restrictions on borrowings or guarantees in the Company's Articles of Association would not be contravened by the entry into and performance by the Company of the Credit Agreement;

         (vii) the Credit Agreement has been duly executed on behalf of the Company by the persons authorised by the resolutions passed at the meetings referred to in paragraph (d) above; and

         (viii) the Credit Agreement is a legally binding, valid and enforceable obligation of the parties to it (other than the Company).

         Subject to the qualifications set out below and to any matters not disclosed to us, it is our opinion that, so far as the present laws of England are concerned:

         (1) STATUS: the Company is a company incorporated with limited liability under the laws of England and is not in liquidation.

         (2) POWERS AND AUTHORITY: the Company has the corporate power to enter into and perform the Credit Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance of the Credit Agreement.

(3) LEGAL VALIDITY: The Credit Agreement constitutes the legally binding, valid and enforceable obligation of the Company.

(4) NON-CONFLICT: The execution, delivery and performance by the Company of the Credit Agreement to which it is a party will not violate any provision of (i) any existing English law applicable to companies generally, or (ii) the memorandum or articles of association of the Company.

(5) CONSENTS: No authorisations of governmental, judicial or public bodies or authorities in England are required by the Company in connection with the performance, validity or enforceability of the Credit Agreement.

(6) TAXES: All payments due from the Company under the Credit Agreement may be made without deduction of any United Kingdom taxes, if, in the case of any interest, the person that made the Advance to which the interest relates was, at

50




         the time of making the relevant Advance, a "bank" as defined in section 840A of the Income and Corporation Taxes Act 1988 and the person beneficially entitled to the interest is within the charge to United Kingdom corporation tax as respects that interest at the time the interest is paid.

(7) REGISTRATION REQUIREMENTS: It is not necessary or advisable to file, register or record the Credit Agreement in any public place or elsewhere in England.

(8) STAMP DUTIES: No stamp, registration or similar tax or charge is payable in England in respect of the Credit Agreement.

This opinion is subject to the following qualifications:

(i) This opinion is subject to all insolvency and other laws affecting the rights of creditors or secured creditors generally.

(ii)     No opinion is expressed on matter of fact.

(iii)    We assume that no foreign law affects the conclusions stated above.

(iv) The term "ENFORCEABLE" means that a document is of a type and form enforced by the English courts. It does not mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations may be qualified by the nonconclusively of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters, but in our view these qualifications would not defeat your legitimate expectations in any material respect.

This opinion is given for your sole benefit and may not be relied upon by or disclosed to any other person.

Yours faithfully,

51

52

                                   SIGNATURES

Parent

EMAP PLC

Address: 1 Lincoln Court, Lincoln Road, Peterborough PE1 2RF

Telephone Number: 01733 568900

Fax Number: 01733 562636

Attention: Group Treasurer



By:

Name: Derek Wolmsley

Position: Company Secretary

LENDERS



BARCLAYS BANK PLC

Address: 54 Lombard Street, London

Telephone Number: 0171 699 5000

Fax Number: 0171 699 3717

Attention: Large Corporate Banking (f.a.o. Ian Moseley)

By:

Name: Ian Moseley

Position: Relationship Director

53




DEN DANSKE BANK AKTIESELSKAB

Address: 75 King William Street, London EC4N 7DT

Telephone Number: 0171 410 8000

Fax Number: 0171 410 8001

Attention: Kieran Ryan/Alan Pettigrew



By:

Name:     D W Roberts              A Pettigrew

Position: Head of Syndications     Manager



DEUTSCHE BANK AG LONDON

Address: 6 Bishopsgate, London EC2

Telephone Number: 0171 545 7130

Fax Number: 0171 545 4638 or 4924

Attention: Roger Penn, Credit Administration


By:

Name:     J Burgess     S K Malone

Position: Director      Senior Associate Director

ARRANGERS



BARCLAYS CAPITAL

Address: 5 The North Colonnade, Canary Wharf, London E14 4BB

Telephone Number: 0171 623 2323

Fax Number: 0171 773 4894

Attention: Global Syndications and Loan Distribution

54






By:

Name: S. A. Boylan

Position: Director



DEN DANSKE BANK AKTIESELSKAB

Address: 75 King William Street, London EC4N 7DT

Telephone Number: 0171 410 8000

Fax Number: 0171 410 8001

Attention: Kieran Ryan/Alan Pettigrew



By:

Name:     D W Roberts              A Pettigrew

Position: Head of Syndications     Manager




DEUTSCHE BANK AG LONDON

Address: 6 Bishopsgate, London EC2

Telephone Number: 0171 545 7130

Fax Number: 0171 545 4638 or 4924

Attention: Roger Penn, Credit Administration

By:

Name:     S. K. Malone                  J Burgess

Position: Senior Associate Director     Director

55




AGENT

BARCLAYS BANK PLC

Address: 5 The North Colonnade, Canary Wharf, London E14 4BB

Telephone Number: 0171 623 2323

Fax Number: 0171 773 6087

Attention: GSU re: Emap plc

By:

Name: S. A. Boylan

Position: Director